EXHIBIT 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into, by and between Centrus Energy Corp. (collectively, with its successors and assigns, the “Company”) and Daniel B. Poneman (“Executive”) effective as of March 6, 2015 (the “Effective Date”).

WHEREAS, the Company desires to secure for itself the services of Executive, and Executive wishes to furnish such services to the Company, pursuant to the terms and subject to the conditions hereinafter set forth.

WHEREAS, certain capitalized terms shall have the meanings given those terms in Section 3 of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment. The Company agrees to employ Executive as its Chief Strategic Officer, effective as of the Effective Date and continuing through March 31, 2015. Effective no later than April 1, 2015, the Company shall appoint Executive as its President and Chief Executive Officer. As President and Chief Executive Officer of the Company, Executive will also serve as a member of the Board of Directors of the Company. Executive hereby accepts these positions and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1 Employment Term. This Agreement shall be effective as of the Effective Date, and shall continue until March 31, 2017, unless the Agreement is terminated sooner in accordance with Section 2 below. In addition, the term of the Agreement shall automatically renew for successive periods of one year unless the Company gives written notice to Executive, at least 60 days prior to the end of the initial term or at least 60 days prior to the end of any one-year renewal period, that the Agreement shall be terminated. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.” The Company’s termination of this Agreement upon the two year anniversary of the Effective Date or at the end of any one-year renewal period shall be considered an involuntary termination of Executive’s employment without Cause under this Agreement, under the CIC Agreement (defined below) and under the Severance Plan (defined below); provided, however, that a non-renewal shall not be considered an involuntary termination if the non-renewal occurs as a result of Executive rejecting a renewal offer from the Company on the same terms as, or terms as good as or better, in the aggregate to, those set forth in this Agreement.

1.2 Duties, Responsibilities, Location. During the Employment Term, Executive shall report to the Board. Executive shall have all authorities, duties and responsibilities incident to his position first as Chief Strategic Officer, and then as President and Chief Executive Officer and a member of the Board, as set forth above in this Section 1. Subject to the oversight of the Board, as Chief Strategic Officer, Executive shall assist the interim Chief Executive Officer with developing, communicating and implementing strategic initiatives. Subject to the oversight of the Board, as President and Chief Executive Officer, Executive shall have responsibility for, and exercise, the executive authority of the Company, including general and active management of the business of the Company and effectuating all orders and resolutions of the Board (either directly or through delegation of authority to other executives of the Company), and such other duties and responsibilities not inconsistent with the foregoing as may be reasonably assigned to him from time to time by the Board. Executive’s principal place of business shall be at the Company corporate headquarters in Rockville, Maryland (or any other location within a 25 mile radius).

1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive’s full and best efforts to carry out Executive’s duties and responsibilities as set forth in Section 1.2 hereof with the highest degree of loyalty and the highest standards of care and, consistent with the other provisions of this Agreement, Executive agrees to devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the judgment of the Board, is likely to interfere with Executive’s ability to discharge Executive’s duties and responsibilities to the Company, violate the Centrus Code of Business Conduct or other Company employment policies, violate applicable conflict of interest laws and regulations or conflict with Executive's obligations pursuant to Section 4 below; nor shall the foregoing be construed to prevent Executive from performing personal and charitable activities and other activities approved by the Board. Executive will not serve on the board of directors of an entity unrelated to the Company or undertake other outside activities without the prior written consent of the Board; provided, however that Executive may continue to be involved with those activities listed on Schedule 1.3 hereto.

1.4 Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $750,000 (“Base Salary”), payable in installments at such times as the Company customarily pays its other senior executives. Executive’s Base Salary shall be reviewed annually by the Compensation, Nominating and Governance Committee of the Board (the “Compensation Committee”) for possible increase. Any such increased amount shall be Executive’s Base Salary for purposes of this Agreement, the CIC Agreement (defined below) and the Severance Plan (defined below) commencing as of the date of such increase.

1.5 Retirement, Welfare and Other Benefit Plans and Programs. During the Employment Term, Executive shall be entitled to participate in the employee retirement and welfare benefit plans and programs made available to the Company’s senior executives generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. During the Employment Term, Executive shall be provided with executive fringe and employee benefits and perquisites under the same terms as those made available to the Company’s senior executives generally, as such programs may be in effect from time to time. During the Employment Term, Executive shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies; provided, however, that Executive shall be entitled to at least four (4) weeks of paid vacation per calendar year. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Board deems appropriate (with the exception of the Severance Plan (defined below) as applied to the Executive pursuant to this Agreement).

1.6 Reimbursement of Expenses. During the Employment Term, Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for the Company’s other senior executives.

1.7 Incentive Compensation.

(a) Annual Bonus. Executive shall be eligible to participate in the Centrus Energy Corp. 2015 Performance Incentive Plan (or its successor) (“Annual Bonus Plan”), with an annual target bonus at least equal to 100% of Base Salary (“Annual Bonus”). The actual amount of the Annual Bonus awarded to Executive will be based on attainment of certain individual and corporate performance goals and targets determined by the Compensation Committee, after consultation with Executive, and the Compensation Committee’s determination, in its sole discretion, whether and to what extent the applicable performance goals and targets have been achieved. The Annual Bonus may be more (up to 125% of Base Salary or such higher amount as the Compensation Committee may determine in the future) or less (as low as zero) than the target amount, as determined by the Compensation Committee in its sole discretion. The Annual Bonus will be paid at the same time annual bonuses are paid to other senior executives participating in the Annual Bonus Plan. Except for the 2015 performance year, no minimum incentive is guaranteed. For the 2015 performance year, Executive will be entitled to a guaranteed Annual Bonus in the amount of $625,000, which shall be paid in two installments. The first installment in the amount of $312,500 will be paid on the next payroll date after the Effective Date (“First Installment”) and, provided that Executive is employed on the payment date, the second installment in the amount of $312,500 (“Second Installment”) will be paid in calendar year 2016 when annual bonuses under the Annual Bonus Plan are (or would be, if approved by the Board’s Compensation Committee) paid to other senior executives, but no later than March 15, 2016. If Executive is not employed by the Company on the payment date, Executive shall repay the full amount of the First Installment promptly and in any event within 10 days following Executive’s termination of employment via personal or cashier’s check.

(b) Equity Compensation. Pursuant to the Centrus Energy Corp. 2014 Equity Incentive Plan (the “2014 Equity Plan”), in connection with Executive’s commencement of employment, Executive shall be granted a stock option to purchase 300,000 shares of the Company’s Class A common stock on the Effective Date (the “Initial Option”). The Initial Option will have a ten year term, an exercise price equal to the closing price of the Company’s Class A common stock on the date of grant, and will vest and become exercisable as to 25% of the shares subject to the Initial Option on the first four anniversaries of the date of grant; provided that Executive continues to be employed by the Company on the applicable vesting dates. Except as provided in Section 2.3 or 2.4, in all respects, the Initial Option shall be subject to the terms and conditions of the 2014 Equity Plan and the 2015 Stock Option Grant Agreement evidencing the terms and conditions of the grant, substantially in the form attached hereto as Exhibit C.

(c) Long Term Incentive. The Company maintains the 2014 Long Term Cash Incentive Plan (“LTIP”) for the benefit of the Company’s senior executives, which is scheduled to conclude on June 30, 2016. Executive will be a participant in the LTIP for an amount up to $350,000 to be paid on or around June 30, 2016 in accordance with the terms of the LTIP without regard to any adjustment or pro ration otherwise provided under the last paragraph of Exhibit 1 of the LTIP. The actual amount of the LTIP payment, if any, will be based upon the Company’s achievement of established Company performance and milestones as set forth in the LTIP and is not guaranteed.

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1 Termination by the Company without Cause; by Executive for Good Reason. Executive shall be eligible to participate in the Centrus Energy Corp. Executive Severance Plan, attached hereto as Exhibit A (the “Severance Plan”) and Executive shall become a party to the Centrus Energy Corp. Change in Control Agreement, attached hereto as Exhibit B (“CIC Agreement”), in each case, in accordance with the terms and definitions of the Severance Plan and the CIC Agreement, as applicable, except that terms at least as favorable as the Severance Plan terms shall continue to apply to Executive for the duration of this Agreement, even if the Severance Plan subsequently is terminated (such terms referred to as the “Severance Plan Terms”). The Company may terminate Executive’s employment with the Company at any time without Cause (in which case the Employment Term shall be deemed to have ended) or Executive may terminate his employment for Good Reason, in each case, subject to the Severance Plan Terms and the CIC Agreement, as applicable. In the event Executive’s employment is terminated by the Company without Cause (including on account of a non-renewal of this Agreement by the Company as referenced in Section 1.1) or is terminated by Executive for Good Reason, Executive shall be entitled to the payments and benefits set forth in the Severance Plan in effect as of the date hereof (or as maybe changed consistent with the provisions hereof) or the CIC Agreement, as applicable. Notwithstanding Section 3.2(a)(i) or Section 3.3(d) of the Severance Plan Terms, if Executive is eligible for payments and benefits in accordance with the Severance Plan, the “one (1) times” multiplier of Final Eligible Compensation (as defined in the Severance Plan in effect as of the date hereof), shall be “two (2) times,” and, with respect to the Severance Period (as defined in the Severance Plan Terms) the “one year period” following Executive’s Separation from Service (as defined in the Severance Plan Terms) shall be the “two year period.”

2.2 Retirement or Other Voluntary Termination. Executive may voluntarily terminate employment for any reason, including voluntary retirement, effective upon 30 days’ prior written notice in accordance with Section 10. In such event, after the effective date of such termination, no further payments shall be due under this Agreement. However, Executive shall receive any amounts earned, accrued or owing but not yet paid under Section 1 above through the Termination Date and shall be entitled to any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company.

2.3 Disability. The Company may terminate Executive’s employment if Executive incurs a Disability (as defined in Section 3). Executive agrees, in the event of a dispute relating to Executive’s Disability, to submit to a physical examination by a licensed physician selected by the Company. If Executive’s employment terminates on account of Disability, no further payments shall be due under this Agreement. However, Executive shall receive any amounts earned, accrued or owing but not yet paid under Section 1 above through the Termination Date and shall be entitled to any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company. Furthermore, to the extent then unvested at the time of Executive’s employment termination described in this Section 2.3, Executive’s Initial Option shall become fully and immediately vested.

2.4 Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued or owing but not yet paid under Section 1 above through the Termination Date and any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns. Furthermore, to the extent then unvested at the time of Executive’s employment termination described in this Section 2.4, Executive’s Initial Option shall become fully and immediately vested.

2.5 Cause. The Company or the Board may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued or earned before Executive’s termination in accordance with the terms of any applicable benefit plans and programs of the Company; provided that Executive shall not be entitled to receive any unpaid short-term or long-term cash incentive payments, including any payments under the Annual Bonus Plan or LTIP or any successor programs, and Executive shall forfeit any outstanding equity grants in accordance with the terms of the applicable grant agreements.

3. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 3:

3.1 “Cause” shall have the meaning ascribed to such term in the Severance Plan Terms when the Severance Plan Terms are applicable and in the CIC Agreement when the CIC Agreement is applicable.

3.2 “Code” shall mean the Internal Revenue Code of 1986, as amended.

3.3 “Disability” shall have the meaning ascribed to such term in the Severance Plan Terms when the Severance Plan Terms are applicable and in the CIC Agreement when the CIC Agreement is applicable.

3.4 “Good Reason” shall have the meaning ascribed to such term in the Severance Plan Terms when the Severance Plan Terms are applicable and in the CIC Agreement when the CIC Agreement is applicable.

3.5 “Termination Date” shall mean the effective date of the termination of Executive’s employment relationship with the Company pursuant to this Agreement.

4. Restrictive Covenants. Executive shall be bound by the Confidential Information, Non-Solicitation and Non-Competition covenants set forth in Section 7 of the CIC Agreement.

5. Dispute Resolution. In the event of any dispute relating to Executive’s employment, the termination thereof, or this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, and unless prohibited by applicable law, the parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to this Agreement, its termination or any termination of Executive’s employment, including whether such dispute is arbitrable, shall be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. Executive shall still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim shall be submitted to arbitration instead of a court or jury. The arbitration proceeding shall be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the arbitrator(s), including determination of the amount of any damages suffered, shall be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS HEREUNDER.

6. Resignation from Boards; Clawback.

6.1 If Executive’s employment with the Company terminates for any reason, Executive shall immediately resign from the Board and all other boards of directors of the Company, and any other entities for which Executive serves as a representative of the Company.

6.2 Executive agrees that Executive will be subject to any compensation clawback, recoupment and anti-hedging policies that may be generally applicable to Executive as an executive officer of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, or, to the extent so required by applicable law, with respect to Executive.

7. Survivability. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment and this Agreement to the extent necessary to the intended preservation of such rights and obligations and shall inure to the benefit of any successors or assigns of the Company.

8. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

9. Indemnification. The Company agrees to indemnify and hold Executive harmless to the fullest extent permitted by the laws of the State of Delaware and under the bylaws of the Company, both as in effect at the time of the subject act or omission. In connection therewith, Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of Executive’s employment hereunder.

10. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, or by a nationally recognized overnight delivery service, as follows (provided that notice of change of address shall be deemed given only when received):

    If to the Company, to:

    Centrus Energy Corp.
    6903 Rockledge Drive
    Bethesda, MD 20817-1818
    FAX: (301) 564-3207
    E-mail:
    Attention: Chairman of the Board and General Counsel

    If to Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 10.

11. Executive Representations.

11.1 Entering the Agreement. Executive represents and warrants to the Company that (a) there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by Executive of the obligations hereunder, (b) Executive has a DOE “Q” level security clearance, (c) Executive has secured all approvals, if any, that he is required to obtain under the laws, regulations and Executive Orders applicable to his prior employment with the United States Government, including an opinion by the Department of Energy’s Designated Agency Ethics Official as to his pre- and post-employment restrictions which are applicable to his performance under this Agreement and (d) none of the duties and obligations of Executive hereunder represents a conflict with his obligations under the laws, regulations and Executive Orders applicable as a result of his prior employment with the United States Government and any applicable post-employment restrictions, including, but not limited to, government ethics laws, regulations and executive orders. To the extent Executive knows or should have known about such obligation, Executive covenants that in connection with his provision of services to the Company, Executive shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

11.2 On-going Representations. Executive represents and warrants to the Company that during the Employment Term he (a) will maintain a DOE “Q” level security clearance, (b) comply with all applicable conflict of interest laws and regulations, (c) will at all times be in full compliance with any pre- and post-employment restrictions applicable to his performance under this Agreement, and (d) adhere to the Company’s Code of Business Conduct and all other Company policies and procedures.

12. Contents of Agreement; Amendment and Assignment.

12.1 This Agreement and the exhibits attached hereto set forth the entire understanding between the parties hereto with respect to the subject matter hereof, including employment, termination and severance. This Agreement supersedes any and all agreements relating to the subject matter hereof. This Agreement cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on behalf of the Company by a member of the Board (other than Executive) and by Executive.

12.2 All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives and successors of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

14. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15. Cooperation. During the Employment Term and thereafter, Executive shall cooperate with the Company and its subsidiaries and affiliates, upon the Company’s request, with respect to any litigation, investigation, administrative procedures, or legal proceedings or inquiries that involve the Company, either now existing or which may hereafter be instituted by or against the Company, including but not limited to, appearing upon the Company’s reasonable request as a witness and/or consultant in connection with any litigation, investigation, administrative procedures, or legal proceedings or inquiries. In the event the Company requires Executive’s cooperation in accordance with this Section 15, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging and meals and reasonable attorneys’ fees) incurred by Executive in connection with such cooperation, subject to reasonable documentation.

16. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

17. Attorneys’ Fees. The Company agrees to pay all legal fees and expenses reasonably incurred by Executive in connection with the negotiation, and execution of, this Agreement up to Twenty-Five Thousand Dollars ($25,000), provided Executive receives an invoice from Executive’s counsel with appropriate detail regarding the legal services rendered in connection with this Agreement.

18. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

19. Withholding Taxes. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.

20. Section 409A of the Code.

20.1 This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, to the extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. In no event may Executive, directly or indirectly, designate the calendar year of a payment. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment.

20.2 Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” under Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service in order to avoid taxation under Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within five business days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

21. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Maryland without giving effect to any conflict of laws provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the Effective Date.

CENTRUS ENERGY CORP.

Date: March 6, 2015	By: /s/ Mikel H. Williams
Name: Mikel H. Williams
Title: Chairman of the Board

Date: March 6, 2015	/s/ Daniel B. Poneman
Executive

Exhibit A

Centrus Energy Corp. Executive Severance Plan

Exhibit B

Change in Control Agreement

Exhibit C

Nonqualified Stock Option Agreement